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                                                                    Exhibit 99.1

                                               Contact:  Craig N. Cohen
                                               Phone:  314-214-7000
                                               E-mail:  cnc@talx.com



               TALX Files Registration Statement for Common Shares

(St. Louis - June 22, 2001) - TALX Corporation announced today that it filed a registration statement with the Securities and Exchange Commission relating to the proposed public offering of 2,740,000 of the Company's Common Stock, $0.01 par value per share, including 240,000 shares of selling shareholders. The Company also intends to grant an over-allotment option to the underwriters covering 411,000 shares. The Company intends to use the proceeds of the offering for general corporate purposes, which may include potential acquisitions.

The managing underwriters for the proposed offering are CIBC World Markets, Adams, Harkness & Hill, Inc., Robert W. Baird & Co., A. G. Edwards & Sons, Inc. and Stifel, Nicolaus & Company, Incorporated.

When available, a written prospectus pertaining to the offering may be obtained from CIBC World Markets, One World Financial Center, 200 Liberty Street, New York, New York 10281 or from Adams, Harkness & Hill, Inc., 60 State Street, Boston, Massachusetts 02109.

TALX Corporation is a leading application service provider (ASP) for HR, benefits, and payroll employee services. TALX hosts applications that empower employees to complete transactions independently utilizing the Web, interactive voice response, speech recognition, fax and e-mail. Based in St. Louis, Missouri, TALX Corporation's common stock trades on the NASDAQ Stock Market(R) under the symbol TALX. For more information call 1-800-888-8277 or visit the company's Web site at www.talx.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.